Registration No. 333-274481

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-274481
UNDER
THE SECURITIES ACT OF 1933

SQUARESPACE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	20-0375811 (I.R.S. Employer Identification Number)

225 Varick Street, 12th Floor
New York, New York 10014
(646) 580-3456
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Anthony Casalena
Chief Executive Officer
Squarespace, Inc.
225 Varick Street, 12th Floor
New York, New York 10014
(646) 580-3456
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Courtenay O’Connor Jessica Krasner Squarespace, Inc. 225 Varick Street, 12th Floor New York, New York 10014 Tel: (646) 580-3456	Allison R. Schneirov Ryan J. Dzierniejko Christopher M. Barlow Daniel L. Luks Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Tel: (212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Squarespace, Inc. (“Squarespace”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-274481, filed with the SEC on September 12, 2023, relating to the registration of an indeterminate amount of Class A common stock, par value $0.0001 per share, preferred stock, par value $0.0001 per share, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units of Squarespace.

On October 17, 2024, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of September 9, 2024 (the “Merger Agreement”), by and among Spaceship Purchaser, Inc., a Delaware corporation (“Parent”), Spaceship Group MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and Squarespace, Inc., a Delaware corporation (the “Company”), Parent completed its acquisition of the Company through a cash tender offer by Merger Sub (the “Offer”) to purchase all of the outstanding shares of Company Common Stock, followed by the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement.

As a result of the Merger, Squarespace has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by Squarespace in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, Squarespace hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on October 17, 2024.

Squarespace, Inc.

By:	/s/ Courtenay O’Connor
Name:	Courtenay O’Connor
Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.